EXHIBIT 10.22
AGREEMENT
RECITALS
     This agreement (the “Agreement”) is made by and between Jean Lavigueur (“Mr. Lavigueur”) and Taleo (Canada) Inc. and its affiliates, including but not limited to Taleo Corporation and the subsidiaries of Taleo Corporation (collectively referred to as “Company”) (Mr. Lavigueur and the Company are collectively referred to as the “Parties”):
     WHEREAS, Mr. Lavigueur is an employee of the Company;
     WHEREAS, the parties acknowledge that the Company will provide Mr. Lavigueur with the equivalent of an eleven-month notice of termination, the first five months of which, more or less, shall be worked by Mr. Lavigueur (until 11:59 pm Eastern Time on December 31, 2005), the remaining six months being paid for by way of severance payments equal to six months’ worth of base salary, in lieu of notice, as set forth in Mr. Lavigueur’s employment agreement with the Company;
     WHEREAS, Mr. Lavigueur agrees to resign all directorships and offices held with Company upon the direction from Company but not later than December 31, 2005 in any event;
     WHEREAS, Mr. Lavigueur agrees to transition all authorities, accounts and/or responsibilities for Company for which Mr. Lavigueur is a signatory upon the request of Company but not later than December 31, 2005 in any event;
     WHEREAS, Mr. Lavigueur is not aware of any work-related injury or illness that has not already been disclosed to the Company;
     WHEREAS, Mr. Lavigueur represents that he has not initiated, and is not aware, of any action in any forum, including any province, state or federal court or agency, on his behalf that involves the Company;
     WHEREAS, Mr. Lavigueur represents that he will returned all Company property by December 31, 2005;
     WHEREAS, in exchange for the reduced employment requirements set forth herein, and the additional covenants and conditions set forth below, Mr. Lavigueur agrees to release the Company from any claims arising from or related to the employment relationship;
     WHEREAS, Mr. Lavigueur wishes to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions and demands that he may have against the Company, including, but not limited to, any and all claims arising or in any way related to Mr. Lavigueur’s employment with, or separation from, the Company;
     NOW THEREFORE, in consideration of the promises made herein, the Parties hereby agree as follows:

COVENANTS
     1. Notice of termination and severance pay. Subject to the execution of this waiver and release in favor of the Company by Mr. Lavigueur, the Company will provide Mr. Lavigueur with the equivalent of a notice of termination of eleven months, divided as follows:
               (a) Effective notice period. Beginning on the date of notice, August 2, 2005, and continuing through December 31, 2005 (“Termination Date”) (this period is herein referred to as the “Employment Period”), Mr. Lavigueur will work for the Company.
               (b) Amended Scope of Employment and Compensation. Beginning on August 8, 2005, and for the remainder of the Employment Period, Mr. Lavigueur’s employment duties and responsibilities shall be limited to providing assistance and information to Company’s executive and general and administrative teams on an as requested basis. Mr. Lavigueur will work from a home office during the Employment Period. Mr. Lavigueur will limit his communications with Company employees, with respect to Company business, to the following individuals only (or their successors in title): Chief Executive Officer; Chief Financial Officer; Vice-President and Corporate Counsel; Director, Finance; and, Director, Financial Planning & Analysis, or such other personnel as agreed by the foregoing. Mr. Lavigueur will not communicate with any third party advisors, consultants or agents of the Company during the Employment Period, including financial auditors, legal advisors, investment bankers or other third party consultants, unless so requested by one of the Company employees listed above. Mr. Lavigueur shall use his best efforts to respond to all requests for assistance or information from the Company employees listed above within a reasonable time not to exceed twenty-four (24) hours, excluding weekends, vacation days and holidays, and to respond to such requests with reasonable specificity and thoroughness. Mr. Lavigueur shall not attend Company events or make in-person appearances at any Company office locations during the Employment Period unless requested to do so by one of the Company employees listed above. Mr. Lavigueur may not send a wide distribution (i.e., more than four recipients) farewell email to Company employees except upon pre-approval of content by the Company Chief Executive Officer or Chief Financial Officer. During the Employment Period Mr. Lavigueur shall continue to receive his current base salary of CAN $14,166.67 per month, less any applicable provincial, state and/or federal required withholding amounts, and other lawful deductions, but shall not be eligible to receive any variable compensation or bonuses. Mr. Lavigueur’s base salary shall not be reduced during the Employment Period and will be paid in accordance with Company’s standard payroll procedures (e.g., two monthly pay periods currently). Mr. Lavigueur’s eligibility for other company benefits shall not change and Mr. Lavigueur shall remain eligible for reimbursement of business related expenses, in accordance with Company policy, during the Employment Period. Mr. Lavigueur shall not sign any documents, agreements or commitments of any kind on behalf of the Company or bind the Company in any way during the Employment Period unless approved by the Company Chief Executive Officer or Chief Financial Officer. Upon instruction from the Company, Mr. Lavigueur agrees to resign all directorships and offices held with Company. Upon instruction from the Company, Mr. Lavigueur agrees to transition all authorities, accounts and/or responsibilities for Company for which Mr. Lavigueur is a signatory to the designee of the

Company. Mr. Lavigueur will be paid variable compensation at an assumed one-hundred percent (100%) achievement of target bonus as prorated daily through the August 8, 2005.
               (c) Severance pay. After the Employment Period and in lieu of the remaining six months’ notice of termination, the Company will make severance payments to Mr. Lavigueur equal to his current base salary of CAN $$14,166.67 per month, for a period of six (6) months following the Termination Date, less any applicable provincial, state and/or federal required withholding amounts, and other lawful deductions. The Company will also reimburse Mr. Lavigueur for any applicable premiums Mr. Lavigueur pays to an insurance company in order to be covered under a medical, dental and life insurance policy similar to the Company’s group medical, dental and life insurance for Mr. Lavigueur and his eligible dependants, for a period of six (6) months from the Termination Date, or, if earlier, until Mr. Lavigueur is eligible for similar benefits from another employer (collectively “Severance”). Severance will be paid in accordance with Company’s standard payroll procedures (e.g., two monthly pay periods currently).
     2. Stock Options. Any and all stock vesting ends immediately upon the Termination Date. Stock options are exercisable pursuant to the stock option plans and stock options grants relevant to Mr. Lavigueur.
     3. Tax Indemnification. Mr. Lavigueur acknowledges and agrees that the Company has made no representations or warranties regarding the tax consequences of any amounts paid by the Company to Mr. Lavigueur pursuant to this Agreement. Mr. Lavigueur agrees to pay all federal, provincial or state taxes owed by Mr. Lavigueur, if any, which are required by law to be paid with respect to the payments herein. Mr. Lavigueur further agrees to indemnify and hold the Company harmless from any taxes owed by Mr. Lavigueur, including interest or penalties owed by Mr. Lavigueur, on account of this Agreement.
     4. Accrued Vacation. Company shall pay Mr. Lavigueur accrued but unused vacation through December 31, 2005, less applicable provincial, state and federal required withholding amounts. At the request of Company, Mr. Lavigueur shall use accrued vacation prior to December 31, 2005 to the fullest extent possible. It is agreed that Mr. Lavigueur may take the week of August 8-12, 2005 as vacation that will not count against his vacation accrual.
     5. Expenses. Company shall reimburse Mr. Lavigueur for reasonable business expenses he incurred through his Termination Date, provided Mr. Lavigueur submits his expense reports, including all supporting receipts and invoices, no later than January 31, 2006 to the Company Chief Executive Officer or Chief Financial Officer.
     6. Equipment and Other Materials. Mr. Lavigueur agrees to return computers in his possession with their associated equipment, docking station, carry bags and any and all peripherals and keys, calling cards, credit cards and other Company materials, to the Company’s Quebec, QC office to the attention of Human Resources within five (5) business days from the Termination Date.

     7. Waiver and Release. In consideration of the notice of termination provided for under section 1 herein, Mr. Lavigueur, on his own behalf, and on behalf of his respective heirs, family members, executors, and assigns, hereby fully and forever releases the Company and its officers, directors, employees, investors, shareholders, administrators, affiliates, divisions, predecessor and successor corporations, and assigns, from, and agrees not to sue concerning, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Mr. Lavigueur may possess arising from any omissions, acts or facts related to the Company, including, without limitation:
               (a) any and all claims relating to or arising from Mr. Lavigueur’s employment relationship with the Company and the termination of that relationship;
               (b) any and all claims relating to, or arising from, Mr. Lavigueur’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state or provincial corporate law, and securities fraud under any provincial, state or federal law (neither this provision nor any other provision in this Agreement impacts, limits or changes in any way Mr. Lavigueur’s right to purchase vested options in accordance with his option grants and the relevant option plans);
               (c) any and all claims under the law of any jurisdiction including, but not limited to, wrongful discharge of employment; constructive discharge from employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;
               (d) any and all claims for violation of any federal, state, provincial or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974 (except for vested benefits), The Worker Adjustment and Retraining Notification Act, Family Medical Leave Act, the Civil Code of Quebec, the Charter of Human Rights and Freedoms (Quebec), an Act respecting Labor Standards (Quebec) and an Act respecting Industrial Accidents and Occupational Safety (Quebec).
               (e) any and all claims for violation of the federal, or any state or provincial, constitution;
               (f) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

               (g) any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Mr. Lavigueur as a result of this Agreement; and
               (h) any and all claims for attorneys’ fees and costs.
     The Company and Mr. Lavigueur agree that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement.
     Mr. Lavigueur acknowledges and agrees that any breach of any provision of this Agreement shall constitute a material breach of this Agreement and shall entitle the Company immediately to recover the severance benefits provided to Mr. Lavigueur under this Agreement. Mr. Lavigueur shall also be responsible to the Company for all costs, attorneys’ fees and any and all damages incurred by the Company (a) enforcing the obligation, including the bringing of any suit to recover the monetary consideration, and (b) defending against a claim or suit brought or pursued by Mr. Lavigueur in violation of this provision.
     8. Non-compete Clause.
               (a) In exchange for the Severance set forth in this a Agreement, Mr. Lavigueur agrees that during the six (6) months following the Termination Date he will not, without the prior written consent of Company, in any country in which Company or its affiliates (including Taleo Corporation) market products and services (“Territory”) (i) serve as a partner, employee, consultant, officer, director, manager, agent, associate, investor, or (ii) work or consult for or otherwise affiliate himself with any entity, in competition with the business of Company or Company’s affiliates (including Taleo Corporation).
               (b) In the event that the geographical area described in clause 8(a) above is held by a court of competent jurisdiction to be too wide and unenforceable it shall be reduced to:
                         (i) Canada and United States (or each country individually if any one is held to be too wide and unenforceable);
                         (ii) or if the area described in 8(b)(i) is held by a court of competent jurisdiction to be too wide and unenforceable, to the province of Quebec;
                         (iii) or if the area described in 8(b)(ii) is held by a court of competent jurisdiction too wide and unenforceable, to the city of Quebec, QC.
               (c) Mr. Lavigueur acknowledges that his fulfillment of the obligations contained in this Agreement, including, but not limited to, his obligation neither to disclose nor to use Company’s Confidential Information other than for Company’s exclusive benefit and his obligation not to compete contained in this Agreement is necessary to protect Company’s Confidential Information and, consequently, to preserve the value and goodwill of Company. Mr. Lavigueur further acknowledges the time, geographic and scope limitations of his obligations set forth in this Agreement are reasonable, especially in light of Company’s desire to protect its Confidential Information, and that he will not be precluded from gainful employment if he is obligated not to compete with Company during the period and within the Territory as described above.
               (d) The covenants contained in this Section 8 above shall be construed as a series of separate covenants, one for each city, county, state and country of any geographic area in the Territory. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in Section 8(a) above. If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event the provisions of this Section 8 are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, then permitted by such law.
               (e) Mr. Lavigueur acknowledges that the restrictions placed upon him by this Section 8 are reasonable, given the nature of his prior position, and that there is sufficient consideration promised to him pursuant to this Agreement to support these restrictions.
     9. No Pending or Future Lawsuits. Mr. Lavigueur represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any other person or entity referred to herein. Mr. Lavigueur also represents that he does not intend to bring any claims on his behalf or on behalf of any other person or entity against the Company or any other person or entity referred to herein.
     10. Confidentiality. Mr. Lavigueur acknowledges that he was exposed to and has received the Company’s confidential, proprietary and other information including, but not limited to, financial reports and information, information related to the status and timing of Company’s planned public offering, Company’s expected public stock price, Company financial projections and budgets, expenses, vendor information, the Company’s technology and software, Company specific sales and marketing tools, business plans, in-process press materials or plans, pricing data, product roadmaps or other product information that has not been purposely published to the public by Company, presentations, customer lists, customer contact information, product weaknesses, performance problems or incidents, records of any management discussions, records or notes from any user group, focus group or advisory board meetings, events or related interactions (“Confidential Information”). Mr. Lavigueur agrees that he will not use or disclose any information relating to the Company’s information regardless of whether it is determined to be trade secret, confidential or proprietary. Mr. Lavigueur shall return (and not keep in his possession or control or recreate or deliver to any other person or entity) all of the Company’s Confidential Information and proprietary information, including copies thereof, regardless of the form or medium stored therein in his possession to the Company Vice President and Corporate Counsel within five (5) days of the

Termination Date. Mr. Lavigueur shall not share the contents or terms of this Agreement except with immediate family and legal and financial advisors as necessary in the receipt of associated services.
     11. No Cooperation. Mr. Lavigueur agrees he will not act in any manner that might damage the business of the Company. Mr. Lavigueur agrees that he will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company and/or any officer, director, employee, agent, representative, shareholder or attorney of the Company, unless under a subpoena or other court order to do so. Mr. Lavigueur further agrees both to immediately notify the Company upon receipt of any court order, subpoena, or any legal discovery device that seeks or might require the disclosure or production of the existence or terms of this Agreement, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or legal discovery device to the Company.
     12. Non-Disparagement. Mr. Lavigueur agrees to refrain from any defamation, libel or slander of the Company or tortious interference with the contracts and relationships of the Company. Mr. Lavigueur further agrees to refrain from disparaging the Company and the employees in any way.
     13. Non-Solicitation. Mr. Lavigueur agrees that for a period of twelve (12) months immediately following the Termination Date, Mr. Lavigueur shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees to leave their employment, or take away such employees, or attempt to solicit, induce, recruit, encourage, take away or hire employees of the Company, either for himself or any other person or entity.
     14. No Admission of Liability. No action taken by the Parties hereto, or either of them, either previously or in connection with this Agreement shall be deemed or construed to be:
               (a) an admission of the truth or falsity of any claims heretofore made; or
               (b) an acknowledgment or admission by either party of any fault or liability whatsoever to the other party or to any third party.
     15. Costs. The Parties shall each bear their own costs, expert fees, attorneys’ fees and other fees incurred in connection with this Agreement.
     16. Indemnification. Mr. Lavigueur agrees to indemnify and hold harmless the Company from and against any and all loss, costs, damages or expenses, including, without limitation, attorneys’ fees or expenses incurred by the Company arising out of the breach of this Agreement by Mr. Lavigueur, or from any false representation made herein by Mr. Lavigueur, or from any action or proceeding which may be commenced, prosecuted or threatened by Mr. Lavigueur or for Mr. Lavigueur’s benefit, upon Mr. Lavigueur’s initiative, or with Mr. Lavigueur’s aid or approval, contrary to the provisions of this Agreement. Mr. Lavigueur further agrees that in any such action or proceeding, this Agreement may be pled by the Company as a complete defense, or may be asserted by way of counterclaim or cross-claim.
     17. Arbitration. The Parties agree that any and all disputes arising out of the terms of this Agreement, their interpretation, and any of the matters herein released shall be subject to binding arbitration in the province of Quebec in the city of Quebec. The Parties agree that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The Parties agree that the prevailing party in any arbitration shall be awarded its reasonable attorneys’ fees and costs. The Parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury. This provision will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the parties and the subject matter of their dispute relating to Mr. Lavigueur’s obligations under this Agreement.
     18. Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all that may claim through it to the terms and conditions of this Agreement. Mr. Lavigueur represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through his to bind them to the terms and conditions of this Agreement. Each party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.
     19. No Representations. Each party represents that it has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Neither party has relied upon any representations nor statements made by the other party hereto which are not specifically set forth in this Agreement.
     20. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision so long as the remaining provisions remain intelligible and continue to reflect the original intent of the Parties. Notwithstanding the foregoing, if the Release provisions (or any portion thereof) contained in this Agreement are held to be invalid, void or unenforceable by a court of competent jurisdiction or by an administrative agency for any reason whatsoever, as a result of actions or inactions by Mr. Lavigueur or anyone acting on his behalf, such ruling shall render this Agreement void and Mr. Lavigueur shall repay to the Company all monies paid to or on behalf of Mr. Lavigueur as set forth in this Agreement within forty-eight (48) hours of such determination, to the extent permitted by law and to the extent that such repayment does not result in the invalidation of this Agreement.
     21. Entire Agreement. This Agreement constitutes the entire agreement and understanding between the Parties concerning the subject matter of this Agreement and all prior representations, understandings, and agreements concerning the subject matter of this Agreement have been merged into this Agreement.

     22. No Waiver. The failure of any party to insist upon the performance of any of the terms and conditions in this Agreement, or the failure to prosecute any breach of any of the terms and conditions of this Agreement, shall not be construed thereafter as a waiver of any such terms or conditions. This entire Agreement shall remain in full force and effect as if no such forbearance or failure of performance had occurred.
     23. No Oral Modification. Any modification or amendment of this Agreement, or additional obligation assumed by either party in connection with this Agreement, shall be effective only if placed in writing and signed by both Parties or by authorized representatives of each party. No provision of this Agreement can be changed, altered, modified, or waived except by an executed writing by the Parties.
     24. Governing Law. This Agreement shall be deemed to have been executed and delivered within the province of Quebec, and it shall be construed, interpreted, governed, and enforced in accordance with the laws of the province of Quebec, without regard to conflict of law principles. Subject to Section 18 above, any permissible action at law, suit in equity, or other judicial proceedings for the enforcement of this Agreement, or related to any provision of this Agreement, shall be instituted only in courts with venue in the province of Quebec in the city of Quebec, except that the Company may seek injunctive relief in any court having jurisdiction for any claim relating to the alleged misuse or misappropriation of the Company’s trade secrets or confidential or proprietary information. Mr. Lavigueur hereby expressly consents to venue and personal jurisdiction of the provincial and federal courts of the province of Quebec in the city of Quebec for any lawsuit filed there against Mr. Lavigueur by the Company arising from or relating to this Agreement.
     25. Attorneys’ Fees. In the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, plus reasonable attorneys’ fees, incurred in connection with such an action.
     26. Counterparts. This Agreement may be executed in counterparts which may be exchanged by facsimile or electronically scanned and emailed copy, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.
     27. Indemnity Rights. This Agreement does not impact, change or amend any indemnification agreements between Mr. Lavigueur and the Company for the benefit of Mr. Lavigueur under which Mr. Lavigueur would otherwise have been able to receive indemnification after termination of employment.
     28. Effective Date. This Agreement is effective as of August 2, 2005 (the “Effective Date”).

     29. Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties acknowledge that:
               (a) They have read this Agreement;
               (b) They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;
               (c) They understand the terms and consequences of this Agreement and of the releases it contains; and
               (d) They are fully aware of the legal and binding effect of this Agreement.
     30. THE PARTIES HERETO HAVE REQUESTED THAT THIS CONTRACT BE DRAFTED IN THE ENGLISH LANGUAGE. LES PARTIES AUX PRÉSENTES ONT DEMANDÉ À CE QUE LE PRÉSENT CONTRAT SOIT RÉDIGÉ EN ANGLAIS.
IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

TALEO (CANADA) INC. (and its
affiliates as described above)

Dated: 8/16/2005	By: /s/ Josh Faddis

JEAN LAVIGUEUR, AN
INDIVIDUAL

Dated: 8/16/2005	By: /s/ Jean Lavigueur